NATIONWIDE LIFE INSURANCE COMPANY
Home Office Columbus, Ohio
(Hereinafter Called the Company)

NATIONWIDE LIFE INSURANCE COMPANY will make annuity payments to the Annuitant starting on the Annuitization Date, as set forth in the Contract.

This Contract is provided in return for: (1) the application, a copy of which is attached to and made a part of this Contract; and (2) the purchase payment made as required in the Contract.

TEN DAY LOOK

To be sure that the Owner is satisfied with this Contract, the Owner has ten days to examine the Contract and return it for any reason. Within ten days of the date the Contract is received by the Owner, it may be returned to the Home Office without deduction for any sales charges or administration fees. When the Contract is received in the Home Office, the Company will return the Contract Value to the Owner, as of the date of cancellation, unless otherwise required by state and/or federal law.

Executed for the Company on the Date of Issue.

/s/ illegable	/s/ illegable
Secretary	President

READ YOUR CONTRACT CAREFULLY

Individual Flexible Purchase Payment Deferred Variable Annuity, Non-Participating.

ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT.

NOTICE - The details of the variable provisions in the
Contract may be found on Pages 2, 11, 12, 14 and 15.

DATA PAGE

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

CONTRACT OWNER	CONTRACT NUMBER

DATE OF ISSUE

DESIGNATED ANNUITANT	ANNUITY COMMENCEMENT DATE

SEX OF DESIGNATED ANNUITANT	PURCHASE PAYMENT

AGE OF DESIGNATED ANNUITANT	PLAN TYPE

The Purchase Payment will be applied to the General Account of Nationwide Life Insurance Company or toward the purchase of shares at Net Asset Value of the following funds:

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.

•     AMERICAN CENTURY VP CAPITAL APPRECIATION

•     AMERICAN CENTURY VP ADVANTAGE

DREYFUS STOCK INDEX FUND

DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND

DREYFUS VARIABLE INVESTMENT FUND

•     QUALITY BOND PORTFOLIO

•     SMALL CAP PORTFOLIO

FIDELITY VARIABLE INSURANCE PRODUCTS FUND

•     EQUITY-INCOME PORTFOLIO

•     HIGH-INCOME PORTFOLIO FUND

NATIONWIDE SEPARATE ACCOUNT TRUST

•     GOVERNMENT BOND FUND

•     MONEY MARKET FUND

•     TOTAL RETURN FUND

NEUBERGER & BERMAN ADVISERS MANAGEMENT TRUST

•     BALANCED PORTFOLIO

STRONG SPECIAL FUND II, INC.

TEMPLETON VARIABLE PRODUCTS SERIES FUND

•     INTERNATIONAL FUND

Additional option:

GUARANTEED INTEREST ACCOUNT

Although rates can fluctuate annually, in no event will the Guaranteed Interest Account earn less than 3.0% Annualized Interest.

For use with the Nationwide Muitiflex Variable Account.

CONTENTS

DATA PAGE	INSERT

DEFINITIONS
The Company	1
Accumulation Unit	1
Annuitant	1
Annuitization Date	1
Annuity Commencement Date	1
Annuity Payment Option	1
Annuity Unit	1
Beneficiary	1
Contingent Beneficiary	1
Contingent Designated Annuitant	1
Contingent Owner	1
Contract Anniversary	1
Contract Owner (Owner)	1
Contract Value	1
Contract Year	1
Date of Issue	1
Designated Annuitant	2
Distribution	2
Guaranteed Interest Account	2
Fixed Annuity	2
Home Office	2
Interest Rate Guarantee Period	2
Non-Qualified Contract	2
Non-Qualified Plan	2
Purchase Payment Anniversary	2
Purchase Payment Year	2
Qualified Contract	2
Qualified Plan	2
Tax Sheltered Annuity [403(b)]	2
Valuation Date	2
Valuation Period	2
Variable Account	2
Variable Annuity	2

GENERAL PROVISIONS
Contract Maintenance Charge	3
Deduction for Premium Taxes	3
Mortality and Expense Risk Charge	3
Administration Charge	3
Contingent Deferred Sales Charge	3
Elimination of Contingent Deferred Sales Charge Under a Tex Shaltered Annuity [403(b)] Contracts Only	4
Surrenders Without Charge	4
Beneficiary Provisions	4
Contract Ownership Provisions	4
Death of Designated Annuitant	5
Death of Annuitant	5
Death of Owner (IRA and Non-Qualified Contracts)	5
Death Benefit Under a 403(b) Tax Sheltered Annuity	6
Alteration or Modification	6
Assignment	7
Entire Contract	7
Mlsstatement of Age or Sex	7
Evidence of Survival	7
Protection of Proceeds	7
Statements	7

CONTENTS
(Continued)

Incontestability	7
Contract Settlement	7
Number and Gender	7
Non-Participating	7

ACCUMULATION PROVISIONS
Loan Provisions (403(b) Contract Owners Only)	8
Surrender (IRA and Non-Qualified Owners)	9
Surrenders Under a Tax Sheltered Annuity [403(b)] Contract	9
Surrender Value	9
Suspension or Delay in Payment of Surrender	10
Flexible Purchase Payments	10
First Purchase Payment	10
No Default	10
Change in Purchase Payments	10
Allocation of Purchase Payments	10
Contract Value	11
Guaranteed Interest Account Contract Value	11
Interest to be Credited	11
Variable Account Contract Value	11
The Variable Account	11
Investments of the Variable Account	11
Sub-Accounts	11
Valuation of Assets	11
Variable Account Accumulation Units	11
Variable Account Accumulation Unit Value	12
Net Investment Factor	12
Guaranteed Interest Account Provisions	12
Transfer Provisions	12
Distribution Provisions	13
Exchange Privilege	13
Tax Sheltered Annuity [403(b)] and IRA Provisions	13

ANNUITIZATION PROVISIONS
General	14
Annuitization	14
Annuity Commencement Date	14
Change of Annuity Commencement Date	14
Change of Annuity Payment Option	14
Annuity Payment Options	14
Supplementary Agreement	14
Frequency and Amount of Payments	14
Fixed Annuity Provisions	14
Variable Annuity	14
Determination of First Variable Annuity Payment	15
Annuity Unit Value	15
Variable Annuity Payments After the First Payment	15

ANNUITY PAYMENT OPTIONS
General	15
Life Annuity	15
Joint and Last Survivor Annuity	15
Life Annuity With 120 or 240 Monthly Payments Guaranteed	15

ANNUITY TABLES	16

DEFINITIONS

The Company - The Company is Nationwide Life insurance Company.

Accumulation Unit -The Accumulation Unit is an accounting unit of measure.  It is used to calculate the Variable Account Contract Value prior to the Annuitization Date.

Annuitant - The Annuitant is the person actually receiving annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends.

Annuitization Date - The Annuitization Date is the date annuity payments actually begin.

Annuity Commencement Date - The Annuity Commencement Date is the date on which annuity payments are to commence. Such date is the date shown on the Data Page, unless changed.

Annuity Payment Option - The Annuity Payment Option is the method for making annuity payments. Several options are available under this Contract, The Annuity Payment Option is the form named in the application, unless changed.

Annuity Unit - An Annuity Unit is an accounting unit of measure used to calculate the value of Variable Annuity payments.

Beneficiary - The Beneficiary is the person named in the application and is subject to change by the Owner, The Beneficiary may be the recipient of certain benefits under this Contract when the Owner, Annuitant, or Designated Annuitant dies.

Contingent Beneficiary - The Contingent Beneficiary is the person named in the application and is subject to change by the Owner. The Contingent Beneficiary may be the recipient of certain benefits under this Contract if the Beneficiary is not living when the Owner, Annuitant, or Designated Annuitant dies.

Contingent Designated Annuitant - The Contingent Designated Annuitant is named in the application and is subject to change by the Owner.  If the Owner wishes to name a Contingent Designated Annuitant he/she must do so in writing. The Contingent Designated Annuitant may be the recipient of certain rights or benefits under this Contract if the Designated Annuitant dies before the Annuitization Date. If a Contingent Designated Annuitant is named, all provisions of the Contract which are based on the death of the Designated Annuitant will be based on the death of the last survivor of the Designated Annuitant and the Contingent Designated Annuitant. The Owner's right to name a Contingent Designated Annuitant may be restricted under the provisions of the retirement or deferred compensation plan for which this Contract is issued.

Contingent Owner - The Contingent Owner is named in the application and is subject to change by the Owner at any time. The Contingent Owner may be the recipient of certain rights or benefits under this Contract when the Owner dies before the Annuitization Date. The Owner's right to name a Contingent Owner may be restricted under the provisions of the retirement or deferred compensation plan for which this Contract is issued.

Contract Anniversary - A Contract Anniversary is an anniversary of the Contract issue Date as shown on the Data Page.

Contract Owner (Owner) - The Contract Owner is the person who possesses all rights under the Contract, including the right to designate and change any designations of the Contingent Owner, Designated Annuitant, Contingent Designated Annuitant, Beneficiary, Contingent Beneficiary, Annuity Payment Option, and the Annuity Commencement Date. The Owner is the person named in the application, unless changed.

Contract Value - The Contract Value is the sum of all Variable Account Accumulation Units attributable to the Contract plus any amount held under the Contract in the Guaranteed interest Account.

Contract Year - A Contract Year is each Contract Anniversary.

Date of Issue - The Date of Issue is shown on the Data Page.

DEFINITIONS
(Continued)

Designated Annuitant - The Designated Annuitant is the person named, prior to the Annuitization Date, to receive annuity payments. The Designated Annuitant is named on the Data Page, unless changed. The Company reserves the right to reject any change of the Designated Annuitant which has been made without the prior consent of the Company.

Distribution - A Distribution is any payment of part or all of the Contract Value.

Fixed Annuity - A Fixed Annuity is a series of payments which are guaranteed by the Company as to dollar amount during the Annuitization period.

Guaranteed Interest Account - The Guaranteed Interest Account is made up of all assets of the Company other than those in any segregated asset account.

Home Office - The Home Office is the main office of the Company located in Columbus, Ohio.

Interest Rate Guarantee Period - The Interest rate declared is guaranteed not to change for the duration of the Interest Rate Guarantee Period. The interest rate declared will expire on the final day of a calendar quarter; therefore, an Interest Rate Guarantee Period may continue for up to three months after the one year period has expired.

Non-Qualified Contract - A Non-Qualified Contract is a Contract issued to fund a Non-Qualified Plan.

Non-Qualified Plan - A Non-Qualified Plan is a retirement program which does not receive favorable tax treatment under the provisions of the Internal Revenue Code.

Purchase Payment Anniversary - A Purchase Payment Anniversary is an anniversary of the date a purchase payment is made under the Contract.

Purchase Payment Year - A Purchase Payment Year is each year starting with the date a purchase payment is made and each Purchase Payment Anniversary thereafter.

Qualified Contract - A Qualified Contract is a Contract issued to fund a Qualified Plan.

Qualified Plan - A Qualified Plan is a retirement program which receives favorable tax treatment under the provisions of the Internal Revenue Code. Provisions of this contract may be modified pursuant to the plan terms and Internal Revenue Code tax provisions when this contract is issued to fund a Qualified Plan.

Sub-Account - The Variable Account is divided into Sub-Accounts which Invest in shares of mutual funds. Purchase payments are allocated among one or more of these Sub-Accounts, as designated by the Owner.

Tax Sheltered Annuity [403(b)] - An annuity which qualifies for treatment under Section 403(b) of the Internal Revenue Code of 1986, as amended.

Valuation Date - A Valuation Date is each day the New York Stock Exchange and the company's Home Office are open for business. It may also be any other day during which there is sufficient degree of trading of the Variable Account's Mutual Fund shares such that the current net asset value of its Accumulation Units might be materially affected.

Valuation Period - A Valuation Period is the interval of time between one Valuation Date and the next Valuation Date. It is measured from the closing of business of the New York Stock Exchange and ending at the close of business for the next succeeding Valuation Date.

Variable Account - The Variable Account is named on the Data Page. It is a separate investment account of the Company designated as the Nationwide Multi-Flex Variable Account into which variable Account purchase payments are allocated.

Variable Annuity - A Variable Annuity is a series of payments which: (1) are not predetermined or guaranteed as to dollar amount; and (2) vary in amount with the investment experience of the Variable Account.

GENERAL PROVISIONS

Contract Maintenance Charge

This charge is a deduction of $30.00 made on each Contract Anniversary, and on any date that full Contract Value is surrendered, if such Surrender occurs on any date other than a Contract Anniversary. This charge will be allocated between the Guaranteed Interest and Variable Accounts in the same percentages as the purchase payment investment allocations are to the Guaranteed Interest and Variable Accounts. In no event, however, will the Guaranteed Interest Account value be less than the sum of all purchase payments allocated to the Guaranteed Interest Account plus interest credited to the Guaranteed Interest Account for that year. The minimum interest to be credited to the Guaranteed Interest Account will not be less than 3.5%.

The Contract Maintenance Charge may be decreased or eliminated by the Company when the Company determines that a multiple purchase would result in reduced administrative expenses. In no event, however, will charges be decreased or eliminated where it is deemed unfairly discriminatory or where it is prohibited by law.

Deduction For Premium Taxes

Any premium taxes levied by a state or other governmental entity will be charged against the Contract Value. The Company will deduct such taxes from the Contract Value at the time of Annuitization, except in those states which require such taxes to be paid when purchase payments are made.

Mortality and Expense Risk Charge

The Company will deduct a Mortality and Expense Risk Charge equal, on an annual basis, to 1.25% of the daily net asset value of the Variable Account. This deduction is made to compensate the Company for assuming the mortality risks and expense risks under this Contract. The deduction will be: (1) made from each Sub-Account; (2) computed on a daily basis; and (3) made in the same proportion that the Contract Value in each Sub-Account bears to the total Contract Value in the Variable Account.

Administrative Charge

The Company will deduct an Administrative Charge equal, on an annual basis, to 0.05% of the daily net asset value of the Variable Account. This deduction is made to reimburse the Company for expense Incurred in the administration of the Contract and of the Variable Account. The deduction will be; (1) made from each Sub-Account; (2) computed on a dally basis; and (3) made in the same proportion that the Contract Value in each Sub-Account bears to the total Contract Value in the Variable Account.

Contingent Deferred Sales Charge

If part or all of the Contract Value is surrendered, a Contingent Deferred Sales Charge may be applied at the time of a Surrender. The Contingent Deferred Sales Charge will be equal to no more than 7% of the lesser of: (1) the total of all purchase payments made within 84 months prior to the date of the request for Surrender; or (2) the amount surrendered.

The Contingent Deferred Sales Charge applies to premium year payments as indicated below. A new premium year begins with the first purchase payment made in a new contract year, and ends with the close of the contract year.

Number of Completed Years From Date of Purchase Payment	Contingent Deferred Sales Charge Percentage	Number of Completed Years From Date of Purchase Payment	Contingent Deferred Sales Charge Percentage
0	7%	4	3%
1	6%	5	2%
2	5%	6	1%
3	4%	7	0%

A Contingent Deferred Sales Charge will not be assessed against any values which have been held under the Contract for at least 84 months or any values applied to purchase an annuity.

GENERAL PROVISIONS
(Continued)

Elimination of Contingent Deferred Sales Charge Under Tax Sheltered Annuity [403(b)] Contracts Only

The Company shall waive the Contingent Deferred Sales Charge when:

1.	The Contract Owner has participated in the Contract for 10 years with active deferrals;

2.	The Contract Owner dies, or becomes disabled (within the meaning of Code Section 72(m}(7));

3.
In the case of hardship (as defined for purposes of Code Section 401 (k)), provided that any surrender of Contract Value in the case of hardship may not include any post-1988 (note:   pre-89 earnings are eligible for a hardship distribution) income attributable to salary reduction contributions (or, in the case of transfers from other plans, employer contributions);

4.	The Contract Owner annuitizes after 2 years in the Contract; or

5.	The Contract Owner has separated from service (as defined in Internal Revenue Code Section 401(k)(2)(B)) and participated In the Contract for 5 years.

Surrenders Without Charge

Once each year, starting with the second Purchase Payment Year of a purchase payment, the Owner may surrender, without a Contingent Deferred Sates Charge, an amount equal to 10% of the purchase payment at the time of surrender. This free withdrawal privilege is non-cumulative and must be used in the year available:

After a purchase payment's seventh Purchase Payment Anniversary, the Owner may surrender without charge: (1) 100% of the purchase payment amount, less (2) any amount of the purchase payment previously surrendered.

Beneficiary Provisions

The Beneficiary and any Contingent Beneficiary are named in the application, unless changed. If the Beneficiary dies prior to the death of the Designated Annuitant or Annuitant, the Contingent Beneficiary becomes the Beneficiary. Unless the Owner has provided otherwise, If there are two or more Beneficiaries, they will receive equal shares. If there is no named Beneficiary or Contingent Beneficiary when the Designated Annuitant or Annuitant has died, all rights and Interests of the Beneficiary will vest in the Contract Owner or the Contract Owner's estate.

Subject to the terms of any existing assignment, the Owner may name a new Beneficiary or a new Contingent Beneficiary at any time. Any new choice of Beneficiary or Contingent Beneficiary will automatically revoke any prior choice of Beneficiary or Contingent Beneficiary. Any request for change must be: (1) made in writing; and (2) received at the Home Office. The change will become effective as of the date the written request is signed, whether or not the Designated Annuitant or the Annuitant is living at the time of receipt. A new choice of Beneficiary or Contingent Beneficiary will not apply to any payment made or action taken by the Company prior to the time it was received.

Contract Ownership Provisions

The Owner has all rights under the Contract, unless otherwise provided. If the purchaser names someone other than himself as Owner, the purchaser would have no rights under the Contract. The Owner, during the lifetime of the Designated Annuitant and prior to the Annuitization Date, is the person named in the application, unless changed. If the Owner dies before the Annuitization Date, a Distribution will be made in accordance with the Death of Owner provisions.

The Owner may name a new Owner or Contingent Owner at any time prior to the Annuitization Date. (However, a new Owner may not be named after one of the events under the Distribution Provisions has occurred.) Any new choice of Owner or Contingent Owner will automatically revoke any prior choice of Owner or Contingent Owner. Any request for change must be: (1) made in writing; and (2) received at the Home Office. The request for change must be a "Proper Written Application" and include a signature guarantee as specified in the "Surrender" section. The change will become effective as of the date the written request is signed. A new choice of Owner or Contingent Owner will not apply to any payment made or action taken by the Company prior to the time it is received.

The Designated Annuitant becomes the Annuitant and becomes the Owner on the Annuitization Date. The Annuitant's rights regarding ownership may be restricted under the provisions of the retirement or deferred compensation plan for which this Contract is issued.

GENERAL PROVISIONS
(Continued)

Contract Ownership Provisions (Continued)

A change in the Designated Annuitant or Contingent Designated Annuitant must be received before the Annuitization Date and meet the following conditions: (1) the request for such change must be made by the Owner; (2) the request must be made in writing on a form acceptable to the Company; (3) the request must be signed by the Owner and the person to be named as Designated Annuitant or Contingent Designated Annuitant; and (4) such change is subject to underwriting and approval by the Company.

Death of Designated Annuitant

A death benefit may be payable to the Beneficiary when the Designated Annuitant has died.

If the Designated Annuitant dies prior to the Annuitization Date, the value of the death benefit will be determined as of the Valuation Date on or next after the date on which the following are received at the Home Office.

1.	Proof of the death of the Designated Annuitant; and
2.	Written request for either a lump sum payment or an Annuity Payment Option.

Proof of death is:

1.	a copy of a certified death certificate; or
2.	a copy of a certified decree of a court of a competent Jurisdiction as to the finding of death; or
3.	a written statement by a medical doctor who attended the deceased; or
4.	any other proof satisfactory to the Company.

The death benefit is payable to the Beneficiary unless:

The Owner has named a Contingent Designated Annuitant.   In such case, the death benefit is payable upon the death of the last survivor of the Designated Annuitant and Contingent Designated Annuitant.

If a lump sum payment is selected by the Beneficiary, payment will be made within seven days of receipt of such request and proof of death. If an Annuity Payment Option is desired, such option must be selected within a ninety day period. The ninety day period starts with the date of receipt of notice of the Designated Annuitant's death.

If neither a lump sum payment nor an Annuity Payment Option is selected, the death benefit will be paid in lump sum to the payee at the end of such ninety day period.

If the Designated Annuitant dies prior to the first day of the calendar month after his 75th birthday the dollar amount of the death benefit will be the greater of: (1) the Contract Value; or, (2) the sum of all purchase payments, Increased at an annual rate of 5%, simple interest from the date of each purchase payment, less any amounts surrendered.

If: (1) the Contract Owner has requested an Annuity Commencement Date later than the first day of the calendar month after the Designated Annuitant's 75th birthday; (2) the Company has approved the request; and (3) the Designated Annuitant dies after such date; the dollar amount of the death benefit will be equal to the Contract Value.

Death of Annuitant

If the Annuitant dies after the Annuitization Date, the death benefit payable, if any, will be based on the Annuity Payment Option selected.

Death of Owner (IRA and Non-Qualified Contracts)

In the event the Owner dies, the following rules will apply in those situations where the Contract was not issued in connection with a Qualified Plan.

1.
In the event the Contract Owner dies prior to the Annuitization Date, the entire interest must be distributed within five years after the death of the Contract Owner, unless the payee elects to receive Distribution in the form of a life annuity or an annuity for a period certain not exceeding his life expectancy, if the payee does elect to receive such annuity, payments must begin within one year from the date of the Owner's death. Any Distribution will be paid in accordance with one of the following three elections:

GENERAL PROVISIONS
(Continued)

Death of Owner (IRA and Non-Qualified Contracts) (Continued)

(a)
If the Contract Owner elects in the application, he/she may have the Distribution paid to his estate. If the Owner wishes to have the Distribution paid to his estate, he/she must make the election in the application.   If such election is made in the application, the Distribution must be distributed to the estate within five years after the death of the Owner.

(b)
In lieu of and as an alternative to naming his estate to receive the Distribution, the Owner may name a Contingent Owner.   If the Contract Owner names a Contingent Owner, the Distribution will be paid to the Contingent Owner.

(c)
If neither the Owner's estate nor a Contingent Owner has been named to receive the Distribution, or if the Contingent Owner predeceases the Owner, the Distribution will be paid to the Designated Annuitant.   If the Owner Is the Designated Annuitant, the Distribution will be paid to the Beneficiary under the Death of Designated Annuitant provisions.

2.	In the event the recipient of the Distribution is the Contract Owner's spouse, the Contract may be continued by such spouse without compliance with the Distribution rules set forth herein.

3.
In the event the Contract Owner dies on or after the Annuitization Date, and before the entire interest has been distributed, any remaining portion of such interest must be distributed at least as rapidly as under the method of Distribution being used as of the date of the Contract Owner's death.

Death Benefit Under A 403(b) Tax Sheltered Annuity or IRA

If this annuity is issued as a 403(b) Tax Sheltered Annuity or an IRA, payments under this Contract to the Owner/Annuitant or the Beneficiary shall conform to the Minimum Distribution and Minimum Death Incidental Benefit provisions of Internal Revenue Code Section 401 (a)(9). If the Owner/Annuitant dies before the Owner's/Annuitant's entire interest has been distributed, the following distribution rules shall apply:

1.
If the Owner/Annuitant dies after the distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's/Annuitant's death.

2.
If the Owner/Annuitant dies before distribution of his or her interest has commences, the Owner's/Annuitant's entire interest will be distributed in accordance with one of the following three provisions:

(a)	The Owner's/Annuitant's entire interest will be paid within five years after the date of the Owner's/Annuitant's death.

(b)
if the Owner's/Annuitant's interest is payable to a beneficiary designated by the Owner/Annuitant and the Owner/Annuitant has not elected (a) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the designated beneficiary commencing not later than one year after the date of the Owner's/Annuitant's death.

(c)
If the designated beneficiary of the Owner/Annuitant is the Owner's/Annuitant's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the date on which the deceased Owner/Annuitant would have attained age 70 1/2.

3.
For purposes of the foregoing, payments will be calculated by use of the return multiples specified in Code Section 1.72-9 of the Regulations.  In the case of any non-spouse designated beneficiary, life expectancy will be calculated at the time payment first commences and payments for any 12 consecutive month period will be based on such life expectancy minus the number of whole years passed since distribution first commenced.   In the case of a spouse beneficiary, life expectancy will be recalculated each year unless the Owner/Annuitant or the Plan (If any) has elected instead to have life expectancy reduced by one, each year, as noted above for non-spouse beneficiaries.

4.
For purposes of this requirement, any amount paid to a child of the Owner/Annuitant will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

Alteration Or Modification

This Contract is hereby amended according to changes in federal laws affecting the annuity status of the Contract. All other changes in or to the terms of the Contract must be: (1) made in writing; and (2) signed by the President or Secretary of the Company. No other person can alter or change any of the terms or conditions of this Contract.

GENERAL PROVISIONS
(Continued)

Assignment

Unless otherwise provided below, the Owner may assign all rights under this Contract at any time during the lifetime of the Designated Annuitant, prior to the Annuitization Date, The Company will not be bound by any assignment until written notice is received and recorded at the Home Office. The Company is not responsible for the validity or tax consequences of any assignment. An assignment will not apply to any payment made or action taken by the Company prior to the time it was recorded. If this Contract is a Non-Qualified Contract, the value of any portion of the Contract which is assigned or pledged may be treated like a cash withdrawal for federal tax purposes.

If this Contract is issued to fund a retirement plan pursuant to Internal Revenue Code Sections 401, 404, or 408, it may not be assigned, pledged or otherwise transferred except as allowable by applicable law. If this Contract is issued to fund a retirement plan pursuant to internal Revenue Code Section 403(b), this Contract is not transferable and may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation to any person other than: to the Company, to the Designated Annuitant, or to the Trustee or other person exercising ownership rights solely by reason of the terms of the qualified retirement plan under which this Contract is issued.

Entire Contract

This document is an annuity contract between the Owner and the Company. This Contract, Annuity Application, Data Page, Supplementary Agreement (if applicable), and Rate Declaration Page make up the Entire Contract.

Misstatement of Age or Sex

If the age or sex of the Annuitant or Designated Annuitant has been misstated, all payments and benefits under this Contract will be adjusted. Payments and benefits will be made, based on the correct information. Proof of age of an Annuitant or Designated Annuitant may be required at any time, on a form satisfactory to the Company. When the age or sex of an Annuitant or Designated Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under this Contract, The dollar amount of any underpayment made by the Company as a result of any such misstatement will be paid in full with the next payment due under this Contract.

Evidence of Survival

Where any payments under this Contract depend on the recipient being alive on a given date, proof that such person is living may be required by the Company. Such proof may be required prior to making the payments.

Protection of Proceeds

Payments under this Contract are not assignable by any Beneficiary prior to the time they are due. Payments are not subject to the claims of creditors or to legal process, except as mandated by applicable laws.

Statements

At least once each quarter, prior to the Annuitization Date, a Statement showing the Contract Value will be provided to the Owner,

Incontestability

This Contract will not be contested.

Contract Settlement

The Company may require this Contract to be returned to the Home Office prior to making any payments. All sums payable to or by the Company under this Contract are payable at the Home Office.

Number and Gender

Unless otherwise provided, all references in this Contract which are in the singular form will include the plural; all references in the plural form will include the singular; and all references in the male gender will include the female and neuter genders.

Non-Participating

This Contract is non-participating, it will not share in the surplus of the Company.

ACCUMULATION PROVISIONS

Loan Provisions (403(b) Contract Owners Only)

Prior to the Annuitization Date, the Owner of a 403(b) Tax Sheltered Annuity contract may receive a loan from the Contract Value subject to the terms of the Contract, the Plan, and the Internal Revenue Code ("Code") which impose restrictions on loans.

Loans are available beginning 30 days after the Date of Issue. The Contract Owner may borrow a minimum of $1,000. in non-ERISA plans, for Contract Values up to $20,000, the maximum loan balance which may be outstanding at any time is 80% of the Contract Value, but not more than $10,000, If the Contract Value Is $20,000 or more, the maximum loan balance which may be outstanding at any time is 50% of the Contract Value, but not more than $50,000. For ERISA plans, the maximum loan balance which may be outstanding at any time is 50% of the Contract Value, but not more than $50,000. The $50,000 limit will be reduced by the highest loan balances owed during the prior one-year period. Additional loans are subject to the contract minimum amount. The aggregate of all loans may not exceed the Contract Value limitations stated above.

For 403(b) salary reduction only plans, loans may only be secured by the Contract Value. For loans from Qualified Plans, other than for 403(b) salary reduction plans, the Company reserves the right to limit a loan to 50% of the Contract Value subject to the acceptance by the Contract Owner of the Company's loan agreement. Where permitted, the Company may require other named collateral where the loan, pursuant to tax qualified plan, exceeds 50% of the Contract Value.

All loans are made from a collateral Guaranteed Interest Account. An amount equal to the principal amount of the loan will be established in the collateral Guaranteed Interest Account, Unless instructed to the contrary by the Contract Owner, the Company will first transfer to the Guaranteed Interest Account the Variable Account units from the Contract Owner's Investment options in proportion to the assets in each option until the required balance is reached or all such variable units are exhausted. The remaining required collateral will next be transferred from the Guaranteed Interest Account. No withdrawal charges are deducted at the time of the loan, or on the transfer from the Variable Account to the Guaranteed Interest Account.

Until the loan has been repaid in full, that portion of the collateral Guaranteed Interest Account equal to the outstanding loan balance shall be credited with Interest at a rate 2,25% less than the loan interest rate guaranteed by the Company for the term of the loan. However, the Interest rate credited to the Collateral Guaranteed Interest Account will never be less than the Guaranteed Interest Account guarantee (3.5%). The current loan Interest rate is 8.0%. The rate of interest is based on the reasonable rate of interest as determined by prevailing commercial rates.

Loans must be repaid in substantially level payments, not less frequently than quarterly, within five years. Loans used to purchase the principal residence of the Contract Owner must be repaid within 15 years. During the loan term, the value of the loan will continue to earn interest at an annual rate as specified in the Loan Agreement. Loan repayments will consist of principal and interest in amounts set forth in the Loan Agreement. Loan repayments will be allocated between the Guaranteed and Variable Accounts in the same proportion as when the loan was made, unless specified otherwise. If a loan payment is not made when due, the loan payment plus interest may be treated as a Distribution as permitted by law, may be taxable to the Contract Owner, and may be subject to the early withdrawal tax penalty.

If the Contract is surrendered while the loan is outstanding, the surrender value will be reduced by the amount of the loan outstanding plus accrued interest. If the Contract Owner/Annuitant dies while the loan is outstanding, the death benefit will be reduced by the amount of the loan outstanding plus accrued interest. If annuity payments start while the loan is outstanding, the Contract Value will be reduced by the amount of the outstanding loan plus accrued interest. Until the loan is repaid, the Company reserves the right to restrict any transfer of the Contract which would otherwise qualify as a transfer as defined in Section 1035 of the Internal Revenue Code.

If a loan payment is not made when due, interest will continue to accrue. The defaulted payment plus accrued interest will be deducted from any future Distribution under the Contract and paid to the Company. Any loan payment which is not made when due, plus interest will be treated as a Distribution, as permitted by law, may be taxable to the borrower, and may be subject to the early withdrawal tax penalty.

Loans may also be available on similar terms to participants of Qualified Plans, other than 403(b) annuities, subject to the terms of the Plan.

ACCUMULATION PROVISIONS
(Continued)

Surrender (IRA and Non-Quali1ied Owners)

The Owner may Surrender part or all of the Contract Value at any time this Contract is in force and prior to the earlier of the Annuitization Date or the death of the Designated Annuitant. For the purpose of calculating the Contingent Deferred Sales Charge, and in order to minimize the applicable Contingent Deferred Sales Charge, all amounts withdrawn are deemed to be withdrawn on a first-in first-out basis i.e., all withdrawals are deemed to come from the oldest purchase payments first. (Note - for tax purposes, withdrawals might be treated differently.) All Surrenders will have the following conditions:

1.	The request for Surrender must be in writing.

2.	The Surrender Value will be paid to the Owner when proper written application and the Contract are received at the Home Office.

3.
The Company reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange, Commercial Bank or a Savings & Loan.   Payment of the Variable Account Contract Value will be made within seven days of receipt of both proper written application and the Contract.   Payment of the Guaranteed Interest Account Contract Value may be deferred up to six months following receipt of application.

4.
When written application and the Contract are received, the Company will Surrender a number of Variable Account Accumulation Units and an amount from the Guaranteed Interest Account needed to equal:   (a) the dollar amount requested; plus (b) any Contingent Deferred Sales Charge which applies; plus (c) any Contract Maintenance Charge which applies.

5.
Unless the Owner has instructed otherwise, if a partial Surrender is requested, the Surrender will be made as follows:   (a) from the Variable Account Contract Value; and (b) from the Guaranteed Interest Account Contract Value.   The amounts surrendered from the Guaranteed Interest Account and the Variable Account, will be in the same proportion that the Owner's Interest in the Guaranteed Interest Account and Variable Account bears to the total Contract Value.

Surrenders Under a Tax Sheltered Annuity [403(b)] Contract

Except as provided below, the Owner may Surrender part or all of the Contract Value at any time this Contract is in force prior to the earlier of the Annuitization Date or the death of the Designated Annuitant.

1.
The SURRENDER of Contract Value attributable to contributions made pursuant to a salary reduction agreement (within the meaning of Code Section 402(g)(3)(c)), or made to a Custodial Account, may be executed only -

(a)	when the Contract Owner attains age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Code Section 72(m)(7)); or

(b)
In the case of hardship (as defined for purposes of Code Section 401 (k)), provided that any Surrender of Contract Value  in the case of hardship  may not include any income attributable to salary reduction contributions.

2.	The Surrender limitations described in 1. above apply to -

(a)	salary reduction contributions to Section 403(b) annuity contracts made for plan years beginning after December 31, 1988, and

(b)	earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions.

(c)	all amounts transferred from 403(b)(7) Custodial Accounts (except that earnings and employer contributions as of December 31, 1988 in such Custodial Accounts may be withdrawn in the case of hardship),

3.
Any distribution other than the above, including exercise of a contractual Ten-Day Look provision (when available) may result in the immediate application of taxes and penalties and/or retroactive disqualification of the Contract. A premature distribution may not be eligible for rollover treatment. To assist in preventing disqualification in the event of a Ten-Day Look, the Company will agree to transfer the proceeds to another contract which meets the requirements of Section 403(b) of the Internal Revenue Code, upon proper direction by the Contract Owner.  The foregoing is the Company's understanding of the withdrawal restrictions which are currently applicable under Section 403(b)(1l)  and  Revenue  Ruling 90-24.     Such  restrictions are subject to legislative change and/or reinterpretatlon from time to time.   This information should not be substituted for the advice of a personal tax adviser.

ACCUMULATION PROVISIONS
(Continued)

Surrender Value

The Surrender Value is the amount that will be paid if the full Contract Value is surrendered. The Surrender Value at any time will be:

1.	The Contract Value; less

2.	Any Contingent Deferred Sales Charge which applies; less

3.	Any Contract Maintenance Charge which applies.

Suspension Or Delay In Payment Of Surrender

The Company has the right to suspend or delay the date of any Surrender payment from the Variable Account for any period:

1.	When the New York Stock Exchange is closed, or

2.	When trading on the New York Stock Exchange is restricted, or

3.
When an emergency exists as a result of which:   (a) disposal of securities held in the Variable Account is not reasonably practicable; or (b) it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account; or

4.	During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders; or

5.	When the request for Surrender is not made in writing or when the signature(s) of the Owner is (are) not properly guaranteed.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in numbers 2, 3 and 4 above exist.

The Company further reserves the right to delay payment of a total Surrender of Guaranteed Interest Account Contract Value for up to six months in those states where applicable law requires the Company to reserve such right.

Flexible Purchase Payments

The Contract is bought for: (1) The First Purchase Payment; and (2) purchase payments made after the First, if any. The cumulative total of all purchase payments under this and any other annuity contract(s) issued by the Company having the same Designated Annuitant may not exceed $1,000,000 without the prior consent of the Company.

First Purchase Payment

The First Purchase Payment is due on the Date of Issue. The initial First Year Purchase Payment may not be less than $1,500 for Non-Qualified Contracts. However, if periodic payments are expected by the Company, this Initial first year minimum may be satisfied by purchase payments made on an annualized basis. For Qualified Contracts Issued pursuant to a retirement plan which receives favorable tax treatment under the provisions of Section 403(b) of the Internal Revenue Code, the Company will accept purchase payment which, on an annualized basis, are at least $200 for the first Contract Year. Purchase payments, if any, after the first Contract Year must be at least $10 each. The Company reserves the right to reject any purchase payment which does not meet this minimum payment requirement.

No Default

There are no penalties for failure to continue purchase payments. Unless surrendered for the full Contract Value, if any purchase payment after the First is not paid when due, the Contract will continue in full force until the Annuitization Date. This Contract will not be in default, even if no additional purchase payments are made.

Change in Purchase Payments

The Owner is not obligated to continue purchase payments in the amount or at the frequency selected. The Owner may: (1) Increase or decrease the amount of purchase payments, subject to any minimum payment requirements; or (2) change the frequency of purchase payments. A change in the frequency or amount of purchase payments does not have to be made by written request.

ACCUMULATION PROVISIONS
(Continued)

Allocation If Purchase Payments

The Owner elects to have the purchase payments allocated among the Guaranteed Interest Account and the Sub-Accounts of the Variable Account at the time of application.

Contract Value

The Contract Value at any time will be the sum of: (1) the Variable Account Contract Value; and (2) the Guaranteed Interest Account Contract Value.

In the event of a partial Surrender, the Company will, unless instructed to the contrary, surrender Accumulation Units from all Sub-Accounts in which the Contract Owner has an interest and from the Guaranteed Interest Account. The number of Accumulation Units surrendered from each such Sub-Account and the amount surrendered from the Guaranteed Interest Account will be in the same proportion that the Contract Owner's interest in these Sub-Accounts and Guaranteed Interest Account bears to the total Contract Value.

Guaranteed Interest Account Contract Value

The Guaranteed Interest Account Contract Value at any time will be: (1) the sum of all amounts credited to the Guaranteed interest Account under this Contract; less (2) any amounts canceled or withdrawn for charges, deductions, or Surrenders.

Interest To Be Credited

The Company will credit interest to the Guaranteed Interest Account Contract Value. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. Such rates will be declared to the Owner in writing prior to each quarterly period. Any such rate or rates so determined, for which deposits are received, will remain in effect for a period of not less than 12 months, and remain at such rate unless changed. However, the Company guarantees that it will credit interest at not less than 3.5% per year.

Variable Account Contract Value

The Variable Account Contract Value is the sum of the value of all Variable Account Accumulation Units under this Contract.

If: (1) part or all of the Variable Account Contract Value is surrendered; or (2) charges or deductions are made against the Variable Account Contract Value; then, an appropriate number of Accumulation Units will be canceled or surrendered to equal such amount.

The Variable Account

The Variable Account is a separate investment account of the Company. It is named on the Data Page. The Company has allocated a part of its assets for this Contract and certain other contracts to the Variable Account. Such assets of the Variable Account remain the property of the Company. However, they may not be changed with the liabilities from any other business in which the company may take part.

Investments Of The Variable Account

The purchase payments applied to the Variable Account will be invested at net asset value in one or more of the mutual funds shown on the Data Page.

Valuation Of Assets

Mutual fund shares in the Variable Account will be valued at their net asset value.

Variable Account Accumulation Units

The number of Accumulation Units for each Sub-Account of the Variable Account is found by dividing: (1) the net amount allocated to the Sub-Account; by (2) the Accumulation Unit Value for the Sub-Account for the Valuation Period during which the Company received the purchase payment.

ACCUMULATION PROVISIONS
(Continued)

Variable Account Accumulation Unit Value

The value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10 when the first mutual fund shares were bought. The value for any later Valuation Period is found as follows:

The Accumulation Unit Value for each Sub-Account for the last prior Valuation Period is multiplied by the Net Investment Factor for the Sub-Account for the next following Valuation Period. The result is the Accumulation Unit Value. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next. The number of Accumulation Units will not change as a result of investment experience.

Net Investment Factor

The Net Investment Factor is an Index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

The Net Investment Factor for any Sub-Account for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) from the result, where:

1.	is the net result of:

a.	the net asset value per share of the mutual fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

b.	the per share amount of any dividend or capital gain distributions made by the mutual fund held In the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

c.	a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account.

2.	is the net result of:

a.	the net asset value per share of the mutual fund held in the Sub-Account, determined at the end of the last prior Valuation Period; plus or minus

b.	the per share charge or credit for any taxes reserved for the last prior Valuation Period.

3.
is a factor representing the Mortality and Expense Risk Charge and the Administration Charge deducted from the Variable Account.   Such factor is equal, on an annual basis, to 1.30% of the daily net asset value of the Variable Account.

For funds that credit dividends on a daily basis and pay such dividends once a month, the Net Investment Factor allows for the monthly reinvestment of these daily dividends.

Guaranteed Interest Account Provisions

The Guaranteed Interest Account is the general account of the Company. It is made up of all assets of the Company other than: (1) those in the Variable Account; and (2) those in any other segregated asset account.

Transfer Provisions

The Owner may transfer from the Guaranteed Interest Account to the Variable Account annually without penalty or adjustment. Transfers from the Guaranteed Interest Account must be made within 45 days after the termination date of the then current Interest Rate Guarantee Period. The Company reserves the right to limit transfers from the Guaranteed Interest Account to the Variable Account to 10% of the Guaranteed Interest Account Value. Should the Company exercise this right, the specific percentage will be declared before the termination date of the guaranteed period.

The Owner may transfer from the Variable Account to the Guaranteed Interest Account any time without penalty or adjustment. The Owner's Value in each Sub-Account will be determined as of the date the transfer request is received in the Home Office in good order. The Company reserves the right to limit transfers from the Variable Account to 25% of the Contract Value annually, depending on the market conditions at the time of the transfer request.

Transfers must also be made prior to the Annuitization Date.

ACCUMULATION PROVISIONS
(Continued)

Distribution Provisions

The following events will give rise to a Distribution:

1.	Reaching the Annuitization Date - Distribution will be made pursuant to the Annuity Payment Option selected.

2.
Death of the Designated Annuitant prior to the Annuity Commencement Date - Distribution to be made in accordance with the options available under the Death of Designated Annuitant provision of this Contract.

3.	Death of the Owner - Distribution to be made in a manner consistent with the Death of Owner provisions of this Contract.

4.	Surrender - Distribution to be made in accordance with the Surrender provisions of this Contract.

Exchange Privilege

The Contract Owner may exchange this Contract for an annuity contract which: (1) is issued by the Company; and (2) is determined by the Company to be the type and class eligible for such exchange. In determining which contracts may be of the same type and class as this Contract, the Company shall apply its rules and regulations applicable thereto.

The Contract Owner must request an exchange: (1) in writing; and (2) at least 45 days prior to the Annuitization Date. Any such exchange shall be made free from any Contingent Deferred Sates Charge provided for in this Contract.

Tax Sheltered Annuity [403(b)] and IRA Provisions

The entire Interest of an Annuitant under a Section 403(b) Tax Sheltered Annuity or an IRA, will, notwithstanding anything else contained herein, be distributed to the Owner/Annuitant under the Annuity Payments Option selected in a manner consistent with the Minimum Distribution and the Minimum Death Incidental Benefit requirements under Section 401 (a)(9) of the Internal Revenue Code and regulations thereunder, as such requirements apply to the Contract type (403(b), IRA)).

Generally, payments must be made over a period not exceeding:

1.	The life of the Owner/Annuitant or the lives of the Owner/Annuitant and the Owner/Annuitant's designated beneficiary or

2.	A period not extending beyond the life expectancy of the Owner/Annuitant or the life expectancy of the Owner/Annuitant and the Owner/Annuitant's designated beneficiary.

Distributions to the Owner/Annuitant will commence not later than the first day of April following the calendar year in which the Owner/Annuitant attains age 70 1/2 (the Required Beginning Date). In the case of a governmental plan or church plan (as defined in Code Section 89(l)(4)), the Required Beginning Date will be the later of the dates determined under the preceding sentence or April 1 of the calendar year following the calendar year in which the Annuitant retires.

Payments commencing on the Required Beginning Date will not be less than the lesser of the quotient obtained by dividing the entire interest of the Owner/Annuitant by the life expectancy of the Owner/Annuitant or the joint and last survivor expectancy of the Owner/Annuitant and the Owner/Annuitant's Designated Beneficiary (whichever is applicable). Life expectancy and joint and last survivor expectancy are computed by the use of return multiples contained in Code Section 1.72-9 of the Income Tax Regulations.

ANNUITIZATION PROVISIONS
General

All of the provisions within this section are subject to the restrictions set forth in the Section entitled "Death of Owner."

Annuitization

This is the process of purchasing an annuity according to the option selected, during the payout phase of the Contract. As of the Annuitization Date, the Contract Value is surrendered and applied to the purchase rate then in effect for the option selected. The purchase rates for all options will be determined on a basis not less favorable than the 1971 individual Annuity Mortality Table (set back one year) with minimum interest at 3.5%. The rates shown in the Annuity Tables are calculated on this guaranteed basis. Annuitization is irrevocable once payments have begun.

Annuity Commencement Date

Such date: (1) must be the first day of a calendar month; and (2) must be at least two years after the Date of Issue. The Annuity Commencement Date may not be later than the first day of the first calendar month after the Annuitant's 75th birthday, unless a later date has: (1) been requested by the Contract Owner; and (2) approved by the Company. This date is selected by the Owner at the time of application. Any applicable premium taxes not already deducted will be deducted from the Contract Value at this time. The remaining Contract Value will then be applied to the Annuity Payment Option selected by the Owner.

Change Of Annuity Commencement Date

The Owner may change the Annuity Commencement Date. A change of Annuity Commencement Date must be made prior to the Annuitization Date and by written request. The request must be received at the Home Office prior to the new Annuity Commencement Date. The date to which such a change may be made must be the first day of a calendar month.

Change Of Annuity Payment Option

The Owner may change the Annuity Payment Option prior to the Annuitization Date. A change of the Annuity Payment Option must be made by written request and must be received at the Home Office prior to the Annuitization Date. After a change of Annuity Payment Option is received at the Home Office, it will become effective as of the date it was requested. A change of Annuity Payment Option will not apply to any payment made or action taken by the Company before it was received.

Annuity Payment Options

One Annuity Payment Option or a combination of Annuity Payment Options may be selected.

Supplementary Agreement

A Supplementary Agreement will be issued within 30 days following the Annuitization Date. The Supplementary Agreement will set forth the terms of the Annuity Payment Option selected.

Frequency And Amount Of Payments

Payments will be made based on the payment option selected and frequency selected. However, if the net amount to be applied at the Annuitization Date is less than $500, the Company has the right to pay such amount in one lump sum.

If any payment provided for would be or becomes less than $20, the Company has the right to change the frequency of payment to an interval that will result in payments of at least $20.

Fixed Annuity Provisions

A Fixed Annuity is an annuity with level payments which are guaranteed by the Company as to dollar amount during the annuity payment period. At the Annuitization Date, the Contract Value will be applied to the applicable Annuity Table. This will be done in accordance with the Annuity Payment Option selected.

Variable Annuity

A Variable Annuity is an annuity with payments which: (1) are not pre-determlned or guaranteed as to dollar amount; and (2) vary in amount with the Investment experience of the Variable Account.

ANNUITIZATION PROVISIONS
(Continued)

Determination Of First Variable Annuity Payment

At the Annuitization Date, the Variable Account Contract Value will be applied to the applicable Annuity Table. This will be done in accordance with the Annuity Payment Option selected. The Annuity Tables are based on the 1971 individual Annuity Mortality Table (set back one year) with interest at 3.5%.

Annuity Unit Value

An Annuity Unit is used to calculate the value of annuity payments. The value of an Annuity Unit for each Sub-Account was arbitrarily set at $10 when the first mutual funds were bought. The value for any later Valuation Period is found as follows:

1.
The Annuity Unit Value for each Sub-Account for the last prior Valuation Period is multiplied by the Net Investment Factor for the Sub-Account for the Valuation Period for which the Annuity Unit is being calculated.

2.	The result is multiplied by an interest factor. This is done to neutralize the Assumed Interest Rate of 3.5% per year, which is built into the Annuity Tables.

Variable Annuity Payments After The First Payment

Variable Annuity Payments after the first vary in amount. The payment amount changes with the investment performance of the Sub-Accounts within the Variable Account. The dollar amount of such payments is determined as follows:

1.
The dollar amount of the first annuity payment is divided by the value of an Annuity Unit as of the Annuitization Date.  The result establishes the fixed number of Annuity Units for each monthly annuity payment after the first. This number of Annuity Units remains fixed during the annuity payment period.

2.	The fixed number of Annuity Units is multiplied by the Annuity Unit Value for the Valuation Period for which the payment is due. This result establishes the dollar amount of the payment.

The Company guarantees that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

ANNUITY PAYMENT OPTIONS

General

All Annuity payments will be mailed within 10 working days of the first of the month in which they are scheduled to be made. Any Annuity Payment Option not set forth in the Contract which is satisfactory to both the Company and the Annuitant may be selected.

Life Annuity

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

Joint And Last Survivor Annuity

The amount to be paid under this option will be paid and continued during the lifetimes of the Annuitant and designated second person. Payments will continue as long as either is living.

Life Annuity With 120 Or 240 Monthly Payments Guaranteed

The amount to be paid under this option will be paid during the lifetime of the Annuitant, A guaranteed period of 120 or 240 months may be selected. If the Annuitant dies prior to the end of this guaranteed period, the Beneficiary may choose to continue receiving payments until the end of the guaranteed period, or receive the commuted value of the remaining guaranteed payments in a lump sum. Such lump sum payment will be equal to the present value of the remaining guaranteed payments to which the Annuitant would have been entitled had he/she not died. The payment will be computed as of the date on which proof of the death of the Annuitant is received at the Home Office and computed at an assumed interest rate which is the greater of that used in the Annuity Tables in effect on the date of the calculation of the lump sum and that used in the Annuity Tables in effect on the Annuitization Date.

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS PER $1,000 APPLIED

Annuitant's Age Last Birthday

	50	55	60	65	70
50	$3.82	$3.93	$4.02	$4.10	$4.15
55	3.93	4.09	4.24	4.36	4.45
60	4.02	4.24	4.45	4.65	4.81
65		4.36	4.65	4.94	5.22
70			4.81	5.22	5.65

LIFE ANNUITY MONTHLY ANNUITY PAYMENTS PER $1,000 APPLIED
GUARANTEED PERIOD

Annuitant's Attained Age Last Birthday	None	120 Months	240 Months
40	$3.73	$3.72	$3.70
41	3.77	3.76	3.73
42	3.81	3.80	3.77
43	3.86	3.85	3.81
44	3.91	3.89	3.85
45	3.96	3.94	3.89
46	4.01	3.99	3.94
47	4.06	4.05	3.98
48	4.12	4.10	4.03
49	4.18	4.16	4.08
50	4.25	4.23	4.13
51	4.32	4.29	4.19
52	4.39	4.36	4.24
53	4.47	4.43	4.30
54	4.55	4.51	4.36
55	4.64	4.59	4.43
56	4.73	4.67	4.49
57	4.82	4.76	4.55
58	4.93	4.85	4.62
59	5.03	4.95	4.69
60	5.15	5.05	4.76
61	5.27	5.16	4.83
62	5.39	5.27	4.90
63	5.53	5.39	4.97
64	5.67	5.52	5.04
65	5.83	5.66	5.11
66	6.00	5.80	5.18
67	6.19	5.95	5.24
68	6.39	6.12	5.30
69	6.61	6.29	5.36
70	6.85	6.46	5.41
71	7.11	6.65	5.46
72	7.39	6.85	5.50
73	7.70	7.05	5.54
74	8.03	7.25	5.57
75	8.40	7.46	5.59